EXHIBIT 5.1

                              MINTMIRE & ASSOCIATES
                                ATTORNEYS AT LAW

                                                   265 Sunrise Avenue, Suite 204
                                                       Palm Beach, Florida 33480
                                                                  (561) 832-5696


July 23, 2001

Board of Directors
OneSource Technologies, Inc.
81 Whitehall Drive
Markham, Ontario, Canada L3R 9T1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 24, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's common stock, $0.001 par value to be sold by you pursuant to the Company's Year 2001 Employee/Consultant Stock Compensation Plan. (the "Purchase Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Purchase Plan.

It is our opinion that the 2,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.



                                        Very truly,

                                        /s/ Mintmire & Associates
                                        Mintmire & Associates